Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and related Prospectus of Pandora Media, Inc. for the registration of  common stock and to the incorporation by reference therein of our reports dated March 18, 2013, with respect to the consolidated financial statements of Pandora Media, Inc., and the effectiveness of internal control over financial reporting of Pandora Media, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

September 18, 2013